Exhibit 99.3
5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE August 20, 2003

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4505 • Fax: (402) 339-0265
E-Mail: stormy.dean@infousa.com

infoUSA Reduces Debt and Qualifies for Lower Interest Rate

(OMAHA, NE) — infoUSA, Inc. (Nasdaq: IUSA) announced today it made a $3 million payment on its revolving line of credit that reduces its total debt to $158.8 million and its Total Debt to EBITDA ratio to 1.96. The lower ratio qualifies infoUSA for a Libor plus 2.25 interest rate on its revolving line of credit. As infoUSA has previously stated, the company intends to pay down the existing balance on the revolving line of credit and to the extent possible, use the available line to call the remaining $30 million face amount of the 9.5% senior subordinated notes in the first quarter of 2004.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.